Exhibit 99.1

Contacts:

MJ Graves	Stephanie Carrington / Jared Hoffman
Chief Financial Officer	The Ruth Group
Critical Homecare Solutions, Inc.	646-536-7017 / 7013
610-825-2061	scarrington@theruthgroup.com
jhoffman@theruthgroup.com
Critical Homecare Solutions Holdings, Inc. Reports
Full Year 2007 and First Quarter 2008 Results
CONSHOHOCKEN, PA, June 23, 2008 — Critical Homecare Solutions Holdings, Inc. (“CHS”), a leading provider of home infusion therapy services, today announced financial results for the year ended December 31, 2007 and the quarter ended March 31, 2008.
Bob Cucuel, the Company’s Chief Executive Officer, stated, “We are extremely pleased with our fiscal 2007 and first quarter 2008 financial results which are a testament to the strength of our business model. Since our inception in September 2006, we have successfully acquired and integrated nine home health businesses. With 67 branch locations, we have established significant scale and a leading presence in the attractive Northeast and Southeast markets. We look forward to continuing to expand our presence in the highly fragmented home infusion industry. ”
Full Year 2007 Highlights
•	Full year 2007 revenue increased over tenfold to $193.9 million from $16.9 million for the four month period from the Company’s inception on September 1, 2006 to December 31, 2006. The increase in net revenue was attributable to strong organic growth and the six acquisitions completed in 2007 that led to the increased patients serviced.

•	Full year 2007 operating income totaled $18.7 million, up from $1.2 million for the four-month period of 2006. The 2007 operating income included a $4.4 million charge to write-off stock issuance costs in connection with CHS’ initial public offering filing that was withdrawn following the execution of a definitive stock purchase agreement with MBH.

•	Full year 2007 net income rose 464% to $1.6 million from $0.3 million for the four-month period of 2006. The 2007 net income included $15.3 million of interest expense on outstanding borrowings made under the Company’s credit facilities.

•	Earnings before interest, depreciation, amortization, taxes, stock options and the write-off of stock issuance costs (“EBITDAOS”) increased to $27.5 million for the year ended December 31, 2007 from $1.6 million for the four month period of 2006. Pro forma EBITDAOS, adjusted for certain management fees, integration, severance and non-cash costs as defined in the Company’s bank credit facilities and without regard to certain caps on such items contained within the facilities, totaled $34.6 million for the year ending December 31, 2007.
First Quarter 2008 Highlights
•	First quarter 2008 revenue increased 23.0% to $54.7 million from $44.5 million for the first quarter of 2007. The increase in net revenue was attributable to strong organic growth and acquisitions that led to the increased patients serviced from the 67 branch locations at March 31, 2008.

•	First quarter 2008 operating income totaled $7.5 million, up from $4.5 million for the quarter ended March 31, 2007. The increase in operating income was attributable to strong organic growth and acquisitions.

•	First quarter 2008 net income rose 725% to $1.9 million from $0.2 million for the first quarter 2007.

•	EBITDAOS increased to $8.7 million for the quarter ended March 31, 2008 from $5.4 million for the quarter ended March 31, 2007. Pro forma EBITDAOS, adjusted for certain management fees, MBH transaction, integration, severance and non-cash costs as defined in the Company’s bank credit facilities and without regard to certain caps on such items contained within the facilities, totaled $10.3 million for the quarter ended March 31, 2008, as compared to $6.3 million for the first quarter of 2007.

•	CHS is pleased to announce the acquisition of Wilcox Pharmacy in the Northeast, effective April 1, 2008.

•	CHS has also signed a Definitive Purchase Agreement to acquire an Infusion Provider in the Metropolitan New York Service area. Closing is expected in 60 to 90 days.
Definitive Merger Agreement
On February 6, 2008, Critical Homecare signed a definitive stock purchase agreement with MBF Healthcare Acquisition Corp. (Amex: MBH), a publicly traded special purpose acquisition company. The boards of directors of both companies have unanimously approved the transaction. Pursuant to the terms of the agreement, MBH will acquire all of the outstanding capital stock of CHS, for $420 million, subject to customary adjustments as set forth in the stock purchase agreement. Upon completion of the acquisition, MBH will change its name to Critical Homecare Solutions, Inc., and expects its common stock to continue trading publicly on the American Stock Exchange. Assuming the transaction receives requisite stockholder approval and all other conditions are met, MBH anticipates completing the acquisition of CHS in the third quarter of 2008.
Corporate Developments
Effective January 1, 2007, CHS acquired Deaconess Enterprises, Inc., one of the largest providers of comprehensive infusion and nursing services in the United States with 2006 net revenue of approximately $113.7 million. Effective March 1, 2007, CHS acquired Infusion Solutions, Inc., a New Hampshire-based infusion services provider with 2006 net revenue of approximately $6.8 million. Effective June 1, 2007, CHS acquired Applied Health Care, Ltd., a Texas provider of infusion, specialty pharmacy and other services with 2006 net revenue of approximately $5.8 million. Effective July 1, 2007, CHS acquired Infusion Partners of Brunswick, Inc., a provider of home infusion and specialty pharmacy services in Georgia with 2006 net revenue of approximately $3.6 million, and Infusion Partners of Melbourne, Inc., a provider of home infusion, respiratory and nutritional services in Melbourne, Florida with 2006 net revenue of approximately $2.0 million. Effective August 1, 2007, CHS acquired East Goshen Pharmacy, Inc., a provider of home infusion services in Delaware and Pennsylvania with 2006 net revenue of approximately $5.3 million. Effective April 1, 2008, CHS acquired Wilcox Medical, Inc., a provider of home infusion services in Vermont, with 2007 net revenue of approximately $4.7 million.
About MBF Healthcare Acquisition Corp.
MBH is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more operating business in the healthcare industry.
About Critical Homecare Solutions, Inc.
CHS is a leading provider of comprehensive home infusion therapy and specialty infusion services to patients suffering from acute or chronic conditions. CHS delivers over 400,000 infusion pharmaceuticals, biopharmaceuticals, nutrients and related services each year to patients in the home through 35 infusion locations in 16 states, primarily in the eastern United States. CHS also provides over 350,000 nursing and therapy visits and approximately 600,000 private duty nursing hours each year to patients in the home through 32 home nursing locations in three states. CHS currently provides customized local clinical care to approximately 20,000 patients through its branch network and has relationships with approximately 450 payors, including insurers, managed care organizations and government payors. For more information on CHS please visit the company website at (www.criticalhs.com). The information included on the CHS website is not incorporated by reference into this press release or in any filing with the Securities and Exchange Commission.
Additional Information and Where to Find It
On June 3, 2008, MBH filed an amended preliminary proxy statement concerning the previously announced proposed transaction between MBH and CHS, which will be subject to review by the

Securities and Exchange Commission. MBH stockholders and other interested persons are urged to read the definitive proxy statement and other relevant materials when they become available as they will contain important information about MBH, CHS and the proposed transaction. Such persons can also read MBH’s final prospectus dated April 17, 2007, for a description of the security holdings of the MBH officers and directors and their respective interests in the successful consummation of the proposed transaction. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed transaction.
Forward Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting MBH and CHS, their ability to complete a business combination and those other risks and uncertainties detailed in MBH’s filings with the Securities and Exchange Commission. MBH and CHS caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MBH and CHS do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	March 31	December 31

	2008	2007
ASSETS
Current Assets:
Cash	2,217	1,680
Accounts receivable, net	46,082	45,474
Inventory	3,531	3,634
Prepaids and other current assets	1,736	2,317
Deferred tax assets	5,965	5,968

Total Current Assets	59,531	59,073

Property and Equipment, net	6,555	6,722

Other Assets:
Goodwill	198,018	196,793
Intangible assets, net	21,315	21,423
Deferred financing fees, net	2,617	2,729
Preacquisition costs	—	—
Other assets	1,712	1,530

Total Other Assets	223,662	222,475

Total Assets	289,748	288,270

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	2,857	5,604
Accrued expenses	22,962	22,910
Current portion of long-term debt	3,700	2,975
Current portion of capital lease obligations	226	238

Total Current Liabilities	29,745	31,727

Long-Term Debt, net of current portion	152,700	151,400
Long-Term Capital Lease Obligations, net of	132	180
current portion Deferred tax liabilities	8,685	8,689

Total Liabilities	191,262	191,996

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized; 0 issued and outstanding at March 31, 2008 and December 31, 2007, respectively
Common stock, $0.001 par value, 100,000,000 shares authorized; 90,898,079 and 25,350,000 issued and outstanding at March 31, 2008, and December 31, 2007,respectively	91	91
Subscription receivable	—	—
Additional paid-in capital	94,593	94,286
Retained earnings	3,802	1,897

Total Stockholders’ Equity	98,486	96,274

Total Liabilities and Equity	289,748	288,270

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

				Period From
				September 1, 2006
	Quarter Ended	Quarter Ended	Year Ended	(Date of Inception) to
	March 31, 2008	March 31, 2007	December 31, 2007	December 31, 2006
Net revenue	54,678	44,462	193,853	16,897

Costs and expenses:
Cost of goods (excluding depreciation and amortization)	16,340	13,551	52,755	7,472
Cost of services provided	10,647	9,596	42,590	1,680
Selling, distribution, and adminstrative expenses	18,007	15,115	67,505	5,507
Provision for doubtful accounts	1,302	1,059	4,567	601
Depreciation and amortization	775	648	3,406	416
Write-off of stock issuance costs	61	—	4,379	—

Total costs and expenses	47,132	39,969	175,202	15,676

Operating income	7,546	4,493	18,651	1,221
Interest and other financing costs	(3,738)	(4,232)	(15,324)	(756)
Other income (expense), net	—	303	613	(1)

Income before income taxes	3,808	564	3,940	464
Provision for income taxes	1,903	333	2,328	178

Net income	1,905	231	1,612	286

Per share data:
Basic earnings per share	0.02	—	0.02	0.01
Diluted earnings per share	0.02	—	0.02	0.01

Weighted average number of common shares outstanding:
Basic	90,898,079	79,016,667	86,050,106	25,350,000
Diluted	94,845,460	79,016,667	84,840,355	25,350,000

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands, except per share data)

				Period From
				September 1, 2006
	Quarter Ended	Quarter Ended	Year Ended	(Date of Inception) to
	March 31, 2008	March 31, 2007	December 31, 2007	December 31, 2006
Cash flows from operating activities:
Net income	1,905	231	1,612	286
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for doubtful accounts	1,302	1,059	4,567	601
Depreciation and amortization	775	648	3,406	475
Write-off of stock issuance costs	61	—	4,379	—
Write-off and amortization of deferred financing fees	191	966	1,511	—
Provision for deferred taxes	—	—	(179)	178
Compensation expense related to issuance of stock options	307	226	1,064	—
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,910)	(2,760)	(15,391)	(1,645)
Inventories	102	423	552	(349)
Prepaids and other current assets	585	(1,597)	(1,415)	145
Other assets	(153)	(232)	(5,718)	—
Accounts payable and accrued expenses	(1,992)	(5,979)	4,470	795

Net cash flows provided by (used in) operating activities	1,173	(7,015)	(1,142)	486

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(1,226)	(150,776)	(176,858)	(48,054)
Repayment of amounts due to sellers	(768)	(214)	(11,395)	—
Cash paid for preacquisition costs	(28)	—	(15)	(230)
Cash paid for property and equipment	(503)	(1,303)	(3,125)	(1,020)
Proceeds from disposal of assets	3	—	—	—

Net cash flows used in investing activities	(2,522)	(152,293)	(191,393)	(49,304)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	57,500	67,963	25,175
Proceeds from stock subscription	—	—	175	—
Repayment of long-term debt and capital lease obligations	(2,535)	(26,354)	(36,863)	(255)
Proceeds from borrowings	4,500	135,500	165,500	25,636
Payment of deferred financing fees	(79)	(2,802)	(3,407)	(891)

Net cash flows provided by financing activities	1,886	163,844	193,368	49,665

Net increase in cash and cash equivalents	537	4,536	833	847
Cash and cash equivalents, beginning of period	1,680	847	847	—

Cash and cash equivalents, end of period	2,217	5,383	1,680	847

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	3,489	1,813	12,789	646

Income taxes	321	360	3,851	—

Noncash investing and financing activities: assets purchased under capital lease	—	—	—	65

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.
RECONCILIATION OF AS ADJUSTED EBITDAOS
(dollars in thousands, except per share data)

				Period From
				September 1, 2006
	Quarter Ended	Quarter Ended	Year Ended	(Date of Inception) to
	March 31, 2008	March 31, 2007	December 31, 2007	December 31, 2006
Earnings before interest, taxes, depreciation, amortization, stock options and write off of stock issuance costs (“EBITDAOS”):
Net income	1,905	231	1,612	286
Provision for income taxes	1,903	333	2,328	178
Other (income) expense	—	(303)	(613)	1
Interest and other financing costs	3,738	4,232	15,324	756
Depreciation and amortization	775	648	3,406	416
Write-off of stock issuance costs	61	—	4,379	—
Stock option expense	307	226	1,064	—

EBITDAOS	8,689	5,367	27,500	1,637

Other adjustments, per the provisions of the Company’s bank credit facilities, before consideration of certain caps on such items:
Management fees	160	131	521
Professional liability IBNR	—	—	264
Additional IPO and public company-related costs	—	—	1,741
Pro forma adjustments and due diligence costs	50	—	693
Severance costs	20	377	818
MBH transaction costs	725	—	—
Integration costs	615	427	3,075

As Adjusted EBITDAOS	10,259	6,302	34,612